Exhibit 99.1

Verrica Pharmaceuticals Announces Private Placement Financing of $50

Million to Retire Debt and Extend Cash Runway

•	Proceeds will fully retire debt facility from OrbiMed and fund company operations, thereby extending expected cash runway into mid-2027

•	Financing anchored by Caligan Partners LP and PBM Capital, along with new and existing investors; Caligan Partners entitled to designate a new member to Verrica’s Board of Directors

WEST CHESTER, PA – November 24, 2025 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica” or the “Company”) (Nasdaq: VRCA), a dermatology therapeutics company developing and selling medications for skin diseases requiring medical interventions, today announced that it has entered into a series of securities purchase agreements for a private investment in public equity (“PIPE”) financing, raising approximately $50 million in gross proceeds, before placement agent fees and offering expenses. The PIPE financing is expected to close on or about November 25, 2025, subject to satisfaction of customary closing conditions.

“The significant capital provided by this financing will solidify our balance sheet, completely eliminate our debt facility and the restrictive covenants associated therewith, and provide the Company with an extended expected cash runway into mid-2027. Retiring the debt facility will eliminate the burden of interest and principal payments and allow us to use all of our available resources, including our cash balance of $21.1 million as of the end of the third quarter and accounts receivable, to continue to advance our commercial strategy in establishing YCANTH as the leading therapy for the treatment of molluscum contagiosum in the U.S. The additional runway will also enable us to further our efforts in advancing our robust pipeline,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. “We have heard clear enthusiasm from clinicians about the potential impact of VP-315 on the treatment of basal cell carcinoma, and we are excited about starting our global Phase 3 clinical program in common warts, with targeted first patient enrollment in the U.S. before the end of 2025, as we believe each of these development programs may represent billion-dollar market opportunities.”

Dr. Rieger added, “With the extended cash runway, we will also be able to continue preparation activities for the Phase 3 clinical program for VP-315 while we explore non-dilutive development and commercialization opportunities for VP-315 globally, as well as for YCANTH outside the United States and Japan. We appreciate the continued support of our current investors and welcome our new investors who committed to Verrica in the financing for their support and confidence in our future, which we believe reflects the strong growth potential of our business and pipeline. We would also like to thank our lending partners at OrbiMed, who have worked closely with us over the past year.”

Pursuant to the terms of the securities purchase agreements, Verrica is selling an aggregate of (i) 6,499,826 shares of its common stock (the “Common Stock”) and/or (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 5,305,164 shares of Common Stock, and (iii) in either case, accompanying warrants (the “Series C Warrants”) to purchase 2,951,241 shares of Common Stock at a combined price of $4.24125 per share of Common Stock and accompanying Series C Warrant (or $4.24115 per Pre-Funded Warrant and accompanying Series C Warrant). The PIPE is being conducted in accordance with applicable Nasdaq rules and was priced in compliance with the “Minimum Price” requirement (as defined in the Nasdaq rules).

The Pre-Funded Warrants have a per share exercise price of $0.0001, subject to proportional adjustments in the event of stock splits or combinations or similar events. The Pre-Funded Warrants will not expire until exercised in full. The Series C Warrants are immediately exercisable and have a per share exercise price of $6.315, subject to proportional adjustments in the event of stock splits or combinations or similar events, as well as adjustments for future issuances by the Company below the exercise price of the Series C Warrants, subject to specified exceptions. The Series C Warrants will expire on the fifth anniversary of the closing. Neither the Pre-Funded Warrants nor the Series C Warrants may be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving 61 days’ notice to Verrica, but not to any percentage in excess of 19.99% or, in certain cases, 9.99%.

Verrica intends to use $35.0 million of the net proceeds from the initial closing of the PIPE financing to fully repay its outstanding obligations and terminate all outstanding commitments under its Credit Agreement with OrbiMed, and the remainder for working capital and general corporate purposes. With the net proceeds of the PIPE financing and its existing cash and cash equivalents, Verrica expects to be able to fund its operations into mid-2027.

TD Cowen is acting as the sole placement agent for the PIPE financing.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Concurrently with the execution of the securities purchase agreements, Verrica and the investors entered into a registration rights agreement pursuant to which Verrica has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock and the shares of common stock issuable upon exercise of the Series C Warrants and Pre-Funded Warrants, in each case sold in the PIPE financing within 30 days of the closing of the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only healthcare professional-administered treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (ruxotemitide, formerly known as LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about Verrica’s cash runway, commercialization of YCANTH, clinical development, growth potential, the closing of the PIPE, the anticipated proceeds of the PIPE, the aggregate proceeds payable to Verrica should all holders of the Series C Warrants choose to exercise their warrants, and Verrica’s expectations and timing related to repayment of its obligations under the Credit Agreement. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2024, Verrica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Interim Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com